Exhibit 99.1

For Immediate Release
Contact:
Frank Connolly
Chief Financial Officer
203-299-7157
fconnolly@modemmedia.com

Modem Media Announces $5 million Stock Repurchase Program

NORWALK, CT—October 31, 2002—Modem Media, Inc. (NASDAQ: MMPT), one of the world’s leading interactive marketing firms, today announced that its Board of Directors has authorized the repurchase of up to $5 million of its common stock. The stock repurchases would be made from time to time over the next eighteen months in open market transactions. The timing and amount of purchases will be dependent upon a number of factors, including the price and availability of the company’s shares, general market conditions and other uses of funds. The program is effective immediately and may be discontinued at any time.

“We believe that Modem Media’s common stock is currently an attractive investment in light of our continuing profitability and strong cash position,” said Marc Particelli, President and CEO of Modem Media. “Our stock repurchase program reinforces our optimistic view of our future growth prospects. This is an excellent use of our resources to benefit our shareholders by reducing the number of outstanding shares at a very affordable price.”

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Eastman Kodak, Kraft, Michelin, Philips Electronics and Sprint. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and São Paulo.

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This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected continued profitability, the strength of the Company’s cash position, and future growth, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the amount of severance paid to employees as a result of the Company’s restructuring program, the cost of closing the Hong Kong, Toronto and Munich offices, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.